Exhibit 3.01

ARTICLES OF AMENDMENT

TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

TULLY’S COFFEE CORPORATION

These Articles of Amendment to the Amended and Restated Articles of Incorporation of Tully’s Coffee Corporation, a Washington corporation (the “Corporation”), are herein executed by said corporation, pursuant to the provisions of RCW 23B.01.200, RCW 23B.10.020, and RCW 23B.10.060, as follows:

1. The name of the Corporation is Tully’s Coffee Corporation.

2. The amendments to the Amended and Restated Articles of Incorporation of this Corporation are as follows:

(a) Article I of the Amended and Restated Articles of Incorporation shall be amended and restated in its entirety as follows:

Article I. Name

The name of the Corporation is TC Global, Inc.

(b) Subsection b of Section 2.8 of the Amended and Restated Articles of Incorporation shall be amended to include the following paragraphs:

The term “Green Mountain Transaction” shall mean the sale of assets and the other transactions taken and to be taken pursuant to that certain Asset Purchase Agreement, dated as of September 15, 2008, as amended, by and among Green Mountain Coffee Roasters, Inc., the Corporation and Tully’s Bellaccino, LLC, as such agreement or any provision thereof may at any time be amended, supplemented, waived or otherwise changed. Notwithstanding any other provision of these Articles of Incorporation, the Green Mountain Transaction is hereby deemed not to be a Sale Transaction or other Liquidating Event.

For the purpose of making any determination, pursuant to RCW 23B.06.400(2)(b) of the Washington Business Corporation Act (or any successor provision), of the amount of any dividends or other distributions on the Common Stock (each a “Distribution”), the amount that would be needed, if the Corporation were to be dissolved at the time of the Distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the Distribution, need not be considered, and may be excluded, by the Board of Directors in making any such determination.

(c) Subsection b of Section 2.9 of the Amended and Restated Articles of Incorporation shall be amended to include the following sentence:

Notwithstanding any other provision of these Articles of Incorporation, the Green Mountain Transaction is hereby deemed not to be a Sale Transaction or other Liquidating Event.

For the purpose of making any determination, pursuant to RCW 23B.06.400(2)(b) of the Washington Business Corporation Act (or any successor provision), of the amount of any dividends or other distributions on the Series B Preferred Stock (each a “Distribution”), the amount that would be needed, if the Corporation were to be dissolved at the time of the Distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the Distribution, need not be considered, and may be excluded, by the Board of Directors in making any such determination.

3. No exchange, reclassification or cancellation of issued shares shall be effected by this Amendment.

4. The amendment to the Amended and Restated Articles of Incorporation set forth in Section 2(a) hereof was duly adopted by the Board of Directors of the Corporation on October 27, 2008, in accordance with the provisions of RCW 23B.10.020, and shareholder action with respect thereto was not required.

5. The amendment to the Amended and Restated Articles of Incorporation set forth in Section 2(b) hereof was adopted on March 20, 2009, upon approval by the shareholders of the Corporation in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

6. The amendment to the Amended and Restated Articles of Incorporation set forth in Section 2(c) hereof was adopted on March 25, 2009, upon approval by the shareholders of the Corporation in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

7. Each of the foregoing amendments to the Amended and Restated Articles of Incorporation will become effective as of the beginning of the first business day after the filing of these Articles of Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment in an official and authorized capacity under penalty of perjury this 25th day of March, 2009.

TULLY’S COFFEE CORPORATION

By:	/s/ Andrew M. Wynne
Name:	Andrew M. Wynne
Title:	Vice President and Chief Financial Officer